EXECUTION VERSION

December 9, 2019

Steven Price

Address on file with the Company
Re:     Amendment to Letter Agreement
Dear Steven:
This letter confirms our recent discussions regarding certain changes to your Letter Agreement, dated October 16, 2017 (the “Letter Agreement”), with Townsquare Media, Inc. (the “Company”). Except as otherwise set forth herein, the terms and conditions of your Letter Agreement will be unaffected by this letter. Capitalized terms used but not defined herein will have the meaning set forth in your Letter Agreement.

•	Severance. A new section entitled “Severance Benefits” is hereby added to the Letter Agreement as follows:

•
Severance Benefits. The Company wishes to provide you with certain severance benefits in the event that you experience a qualifying termination following a Change in Control (as defined in the Company’s 2014 Omnibus Incentive Plan) of the Company, as follows:

In the event that the Company terminates your service without Cause or you terminate your service for Good Reason, in either case, within 12 months following a Change in Control, then, subject to the Release Condition (each, as defined below), you will be entitled to receive one times your total annual base salary as in effect immediately prior to the date of such termination, without regard to any reduction thereto that constitutes Good Reason.
In the event that the Company terminates your service without Cause prior to a Change in Control, and a Change in Control is consummated within 6 months following the date of such termination (such termination an “Anticipatory Termination”), then, subject to the Release Condition, you will be entitled to receive 0.5 times your total annual base salary as in effect immediately prior to the date of such termination.
“Cause” means (1) conviction of, or plea of guilty or nolo contendere to, any felony or other criminal act involving fraud, moral turpitude or dishonesty; (2) commission of any act of fraud, embezzlement, or theft in dealings with the Company or its affiliates; (3) willful misconduct that is materially injurious to the Company; (4) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (5) your willful and continued refusal to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness) after written notice identifying the deficiencies and a reasonable opportunity for cure; (6) your material violation of any material provision of your Letter Agreement or any other material covenants to the Company; or (7) your habitual intoxication or continued use of illegal drugs.
“Good Reason” means (1) any material reduction in your duties or responsibilities as in effect immediately prior thereto, or assignment of duties materially inconsistent with your title and authority; (2) any material reduction in your base salary; (3) any relocation of your primary place of business by 50 miles or more; or (4) any other material breach by the Company of any material provision of the Letter Agreement. You may terminate your service for Good Reason by delivering to the Company a notice of termination not less than 30 days prior to the termination of your service for Good Reason. The Company will have the option to terminate of your duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of the Letter Agreement, “Good Reason” means the occurrence of any of the events or conditions described in the immediately preceding subsections (1) through (4), without your consent and that are not cured by the Company (if susceptible to cure by the Company) within 30 days after the written notice thereof has been given by you to the Company setting forth in reasonable detail the particular events or conditions that constitute Good Reason; provided that such notice must be given to the Company within 30 days of you becoming aware of such condition.
“Release Condition” means your execution and non-revocation within 55 days following your termination of service (or, in the event of an Anticipatory Termination, within 55 days following a Change of Control) of a general release of claims against the Company on the Company’s standard form of release for senior executives. The Company will provide any severance payments to which you are entitled, promptly after you deliver such release to the Company, but in no event later than 60 days following your termination date with the Company (or, in the event of an Anticipatory Termination, in no event later than 60 days following a Change of Control).

•
Non-Compete. The covenant not to compete set forth in Annex A to your Letter Agreement under the sub-heading “Covenant not to Compete” shall be extended such that it shall apply during the Term and for a period of 12 (rather than six) months thereafter.

The changes to your Letter Agreement described above shall become effective as of the date hereof.
***
We are looking forward to your continued leadership.
[Signature Page Follows]

TOWNSQUARE MEDIA, INC.

/s/ David Quick___________
By: David Quick
Title: Chair, Compensation Committee

ACCEPTED AND AGREED:

/s/ Steven Price___________
Steven Price

[Signature Page to Amendment to Price Letter Agreement]

64955206.6